Exhibit 99.01

Pericom Semiconductor Announces Appointment of New Independent Registered Public Accounting Firm

          SAN JOSE, Calif., April 18 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced that the Audit Committee of its Board of Directors has selected Burr, Pilger, Mayer LLP (BPM) as its new independent registered public accounting firm. BPM’s engagement will commence with the review of the Company’s financial results for the third quarter ending April 1, 2006.

          Alex C. Hui, Pericom’s President and CEO, said that, “We interviewed a number of highly qualified Independent Registered Public Accounting Firms and we believe that Burr, Pilger & Mayer LLP, a regional accounting firm based in San Francisco, is a good fit for Pericom. BPM understands the specific and complex requirements of technology companies like Pericom, and they will help us ensure that we maintain the highest standards of accuracy in our accounting, financial reporting, and Sarbanes-Oxley Compliance.”

          Pericom Semiconductor Corporation offers customers worldwide the industry’s most complete silicon and quartz-based solutions for the Computing, Communications, and Consumer market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix and eCERA frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today’s ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

          This press release contains forward-looking statements as defined under the Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding Burr, Pilger & Mayer LLP being a good fit for the company and helping us to meet the highest standards of financial accuracy.  The actual results could vary materially from what is set forth in such forward-looking statements, due to a variety of factors, including unexpected problems in working with our new independent registered public accounting firm.  All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements.  Parties receiving this release are encouraged to review our annual report on Form 10-K/A for the year ended July 2, 2005 and the Form 10Q for the three and six month periods ended December 31, 2005, in particular, the risk factors sections of those filings.

SOURCE  Pericom Semiconductor Corporation
          -0-                                                      04/18/2006
          /CONTACT:  Alex Hui, President & CEO of Pericom Semiconductor Corporation, +1-408-435-0800, or fax, +1-408-435-1100/
          /Web site:  http://www.pericom.com/